EvergreenInvestments.com

Your vote is critical: learn why we need your vote

Why This Shareholder Proxy Vote is Critical

February 13, 2009

Evergreen Investments and our proxy solicitation firm, The Altman Group, recently contacted you regarding the critical nature of your needed shareholder proxy vote. Your vote is crucial in order to ensure that the management of your Evergreen mutual funds continues uninterrupted.

  As part of the Wells Fargo-Wachovia merger, on October 20, 2008, Wachovia issued and sold to Wells Fargo newly designated preferred stock in exchange for shares of Wells Fargo common stock.
  The issuance of these preferred shares may have resulted in a “change in control” of Evergreen Investments, which caused the funds’ current advisory contract to terminate.
  Because of this, Evergreen mutual fund shareholders must approve the new advisory agreements.

Our legal obligation

Evergreen Investments is legally obligated to solicit by proxy for shareholder votes.  We will continue to contact shareholders until a majority response is received on each fund.

Special Shareholder Meeting Adjourned and Rescheduled

  To date, more than half of Evergreen’s funds have not reached a majority vote on this critical matter.
  As a result, the February 12, 2009 shareholder meeting was adjourned for all funds not receiving a majority vote and rescheduled for March 12, 2009.

Why you may have received a call regarding your proxy vote

  This is just a reminder about the importance of your vote
  We apologize if the call came at an inconvenient time
  Thank you for taking the time to vote

How to vote

The voting process only takes a few minutes; here are three methods to vote:

By Phone	Online	By Mail
1-800-821-8781 Agents are available to record your voting instructions Monday through Friday from 9:00 a.m. to 10:00 p.m. Eastern Time.	STEP 1: check your proxy card for voting instructions STEP 2: use the appropriate site below to cast your vote http://www.proxyonline.com/ http://www.proxyvote.com/	Sign, date and mail the proxy card you should have received in the prepaid postage return envelope provided.
You will need the control number found on your proxy card when placing your vote

EvergreenInvestments.com

Critical vote: learn more about the proxy vote

Why Your Clients' Proxy Vote is Critical

February 13, 2009

Help us help you ensure uninterrupted investment management of your clients’ assets in Evergreen mutual funds

Recently, your clients who own shares in Evergreen funds were mailed a proxy solicitation from Evergreen Investments and a reminder communication from our proxy solicitor, The Altman Group.  These communications are in regard to the Wachovia/Wells Fargo & Co. change in control vote.

Special Shareholder Meeting Adjourned and Rescheduled

  To date, more than half of Evergreen’s funds have not reached a majority vote on this critical matter.
  As a result, the February 12, 2009 shareholder meeting was adjourned for all funds not receiving a majority vote and rescheduled for March 12, 2009.

Because a majority response is required for each fund, we are legally obligated to solicit by proxy for shareholder votes.  We will continue contacting shareholders until a majority response is received on each fund.  This vote is highly critical and time-sensitive.

We are committed to helping you maintain your client relationships while we carry out our legally required solicitation process.  To that end, we are asking for your support and assistance in answering any questions you may receive from your clients on this matter.

  Please ask your clients to vote as soon as possible If your clients have not yet voted they will receive a notice and another proxy card in the mail.   Instructions on how to vote by mail, over the phone or by internet will be detailed on the card.
  Explain that their vote is critical and that Evergreen’s proxy solicitor, The Altman Group will continue to contact non-objecting shareholders until their vote is received.  The process is easy and only takes a few minutes of their time.
  If your clients have any questions, please provide this number for more information 1- 800-821-8781. Agents are available to record your voting instructions Monday through Friday from 9:00 a.m. to 10:00 p.m. Eastern Time.

Script for shareholder calls:

At end of inbound call:

“While I have you on the phone, have you had a chance to vote the proxy we mailed you regarding the Wells/Wachovia merger?”

Yes, I did.

“Great and thank you, , because your vote is essential in this case and will help ensure uninterrupted management of your assets.”

No

”Your vote is actually critical in this case.  Evergreen mutual fund shareholders must approve new advisory agreements due to the merger of Wachovia and Wells Fargo, .  You’ll need to vote right away to help ensure uninterrupted management of your assets.

Will you be voting by mail or phone?

Mail:

“Great. Just remember to sign, date, and mail the proxy card in the envelope we sent you right away.”

Phone.

“Great. May I transfer you to an agent at the Altman Group ?  or

All you need to do is call 800-821-8781 and an agent will record your voting instructions. They’re available Monday through Friday from 9:00 a.m. to 10:00 p.m. Eastern Time. You’ll need the control number on your proxy card when you call, and you need to call right away.

We really appreciate your assistance in this critical matter.”